Exhibit 99.2
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     This First Amendment to Asset Purchase Agreement (the “Amendment”), dated as of September 29, 2006, is by and between Dana Corporation, a Virginia Corporation (“Debtor Seller”) and Hendrickson USA, L.L.C., a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H :
     WHEREAS, Debtor Seller and Purchaser entered into that certain Asset Purchase Agreement, dated as of September 11, 2006 (the “Agreement”), pursuant to which Debtor Seller agreed to sell certain assets to Purchaser and Purchaser agreed to purchase such assets from Debtor Seller, as described in the Agreement; and
     WHEREAS, Debtor Seller and Purchaser desire to amend the Agreement to modify certain provisions of the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meaning assigned to them in the Agreement.
     2. Termination Date. The term “Termination Date” in Section 1.01 of the Agreement shall be amended in its entirety to read ““Termination Date” means February 21, 2007 or such later date as Purchaser and Debtor Seller may agree upon.”
     3. Sale Order. The date “December 14, 2006” at the end of the first paragraph of Section 7.03(b) shall be deleted and replaced with the date “January 4, 2007.”
     4. Hearing and Order Dates. The date “October 15, 2006” in Section 9.01(g)(i) of the Agreement shall be deleted and replaced with the date “November 6, 2006” and the date “January 15, 2006” in Section 9.01(g)(ii) of the Agreement shall be deleted and replaced with the date “February 5, 2007.”
     5. Miscellaneous.
          (a) Except as specifically amended by this Amendment, all provisions of the Agreement remain in full force and effect, and the Agreement, as amended by this Amendment, will from and after the date hereof be read as a single integrated document incorporating the changes effected by this Amendment.
          (b) The Agreement, as amended, is hereby ratified and confirmed by the parties hereto.
          (c) If there is a conflict between the provisions of the Agreement and the Amendment, the provisions of this Amendment will control.

          (d) This Amendment may be executed in two (2) or more duplicate counterparts and by facsimile, each of which shall be an original, but all of which shall constitute one and the same Amendment.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

DEBTOR SELLER:		PURCHASER:

DANA CORPORATION, a Virginia		HENDRICKSON USA, L.L.C., a Delaware
corporation		limited liability company

By:	/s/ Teresa Mulawa	By:	/s/ James H. Colley
Name:	Teresa Mulawa	Name:	James H. Colley
Title:	Treasurer	Title:	Treasurer